Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Contact:	Media Contact:
	Steve McGarry	Tom Joyce
	703/984-6746	703/984-5610
SLM CORPORATION PROVIDES UPDATE ON TRANSACTION
RESTON, Va., July 11, 2007 – SLM Corporation (NYSE: SLM), commonly known as Sallie Mae, today announced that, in connection with the April 15, 2007 agreement providing for the acquisition of Sallie Mae, the acquiring entity, owned by affiliates of J.C. Flowers & Co., Bank of America and JPMorgan Chase, has informed Sallie Mae that it believes that current legislative proposals pending before the U.S. House of Representatives and U.S. Senate “could result in a failure of the conditions to the closing of the merger to be satisfied.” Sallie Mae strongly disagrees with this assertion, intends to proceed towards the closing of the merger transaction as rapidly as possible and will take all steps to protect shareholders’ interests.
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IMPORTANT ADDITIONAL INFORMATION REGARDING THE MERGER HAS BEEN FILED WITH THE SEC:
In connection with the proposed merger, the Company filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) on June 27, 2007. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Investors and security holders may obtain a free copy of the proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s security holders and other interested parties may also obtain, without charge, a copy of the proxy statement and other relevant documents by directing a request by mail or telephone to Investor Relations, SLM Corporation, 12061 Bluemont Way, Reston, Va. 20190, telephone 703/984-6743, or from the Company’s Web site, http://www.salliemae.com.
The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement as filed with the SEC on June 27, 2007.
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SLM Corporation (NYSE: SLM), commonly known as Sallie Mae, is the nation’s leading provider of saving- and paying-for-college programs. The company manages $150 billion in education loans and serves nearly 10 million student and parent customers. Through its Upromise affiliates, the company also manages $17 billion in 529 college-savings plans, and over 7.5 million members have joined Upromise to help save for college with rewards on purchases at nearly 70,000 places. Sallie Mae and its subsidiaries offer debt management services as well as business and technical products to a range of business clients, including higher education institutions, student loan guarantors and state and federal agencies. More information is available at www.salliemae.com. SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.
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Sallie Mae            •            12061 Bluemont Way            •            Reston, Virginia 20190            •           www.salliemae.com